Exhibit 99.1

FIRST	22 Media, PA 19063
KEYSTONE	West State Street
FINANCIAL, INC	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
FIRST QUARTER RESULTS

Media, PA -- (BUSINESS WIRE) -- February 16, 2010 - First Keystone Financial, Inc. (NASDAQ: FKFS) (the “Company”), the holding company for First Keystone Bank (the “Bank”), announced today a net loss for the quarter ended December 31, 2009 of $1.3 million, or $0.55 per diluted share, compared to net loss of $63,000, or $0.03 per diluted share, for the same period last year.

The net loss for the quarter ended December 31, 2009 was largely attributable to a $1.1 million loan loss provision recorded during the quarter combined with management’s determination that the declines in fair value of certain of the Company’s pooled trust preferred securities and private label collateralized mortgage obligations were other than temporary, resulting in aggregate pre-tax non-cash charges of $843,000. In addition, costs incurred in connection with the pending merger with Bryn Mawr Bank Corporation ("BMBC") totaling $385,000 contributed to the net loss.

“Although we are clearly disappointed by the first quarter’s results, the Bank’s capital ratios continue to be well above regulatory requirements, and we continue to maintain a significant level of liquidity. Like many community banks involved in real estate lending, our level of troubled assets has continued to have an adverse effect on our profitability,” said Hugh J. Garchinsky, President and Chief Executive Officer.  Mr. Garchinsky continued, “We continue to work with Bryn Mawr Bank Corporation in our efforts to complete our pending merger with BMBC. We are excited about the merger with BMBC and are working closely with its management team to make the merger as seamless as possible to our customers and shareholders.”

Net interest income increased $177,000, or 6.3%, to $3.0 million for the three months ended December 31, 2009, as compared to the same period in 2008. The increase in net interest income for the three months ended December 31, 2009 was primarily due to a decrease in interest expense of $621,000, or 18.2%, substantially offset by a decrease in interest income of $444,000, or 7.1%, as compared to the same period in 2008. The declines in both interest expense and interest income were primarily the result of declines in the rates paid and yields earned reflecting the effect of declines in market rates of interest during 2009. The weighted average yield earned on interest-earning assets for the three months ended December 31, 2009 decreased 66 basis points to 4.76% from 5.42% for the same period in the prior fiscal year. For the three months ended December 31, 2009, the weighted average rate paid on interest-bearing liabilities decreased 66 basis points to 2.33% from 2.99% for the same period in the prior fiscal year.

The interest rate spread and net interest margin remained substantially unchanged at 2.43% and 2.47%, respectively, for the three months ended December 31, 2009 as compared to 2.43% and 2.46%, respectively, for the same period in 2008. Net average interest-earnings assets increased by $3.4 million to $7.7 million for the three months ended December 31, 2009 from $4.3 million for the three months ended December 31, 2008.

On a linked quarter basis, net interest income declined by $96,000, or 3.2%, for the three months ended December 31, 2009 as compared to the three months ended September 30, 2009.  During the first quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009, the Company experienced a 27 basis point decrease in the weighted average yield earned on interest-earning assets.  The net interest margin decreased 12 basis points from 2.59% for the quarter ended September 30, 2009 to 2.47% for the quarter ended December 31, 2009 as the yield earned on interest-earning assets decreased by 27 basis points while the rate paid on interest-bearing liabilities decreased by 16 basis points between the respective periods. The decline in the net interest margin reflected the timing differences of downward repricing of interest-sensitive assets and liabilities as interest-bearing liabilities repriced more frequently and reflected the effects of declines in interest rates generally more rapidly than the Company’s interest-earning assets.

At December 31, 2009, non-performing assets increased $958,000 to $6.4 million, or 1.3%, of total assets, from $5.4 million at September 30, 2009.  Non-performing assets at December 31, 2009 consisted of non-accrual loans aggregating $3.9 million comprised of two commercial real estate mortgage loans aggregating $2.0 million, two residential construction loans to the same borrower aggregating $881,000, five single-family mortgage loans aggregating $591,000, two commercial business loans aggregating $297,000 and three home equity loans aggregating $153,000. Also included in non-performing assets at December 31, 2009 were three construction loans aggregating $1.1 million which had exceeded their contractual maturity but which continue to pay interest in accordance with the original terms of the loans. In addition to non-performing loans, included in non-performing assets at December 31, 2009 was a $370,000 condominium located in Philadelphia which became real estate owned during the first quarter of fiscal 2010 and the Company’s $1.0 million investment in one pooled trust preferred security that began deferring interest payments during the quarter ended December 31, 2009 and was placed on non-accrual status. In addition, loans 30 to 89 days delinquent increased $792,000, from $4.6 million at September 30, 2009 to $5.4 million at December 31, 2009.

For the three months ended December 31, 2009, as compared to the three months ended September 30, 2009, the provision for loan losses decreased $375,000 to $1.1 million but increased $1.0 million from $75,000 for the quarter ended December 31, 2008. The level of the provision for loan losses in the first quarter of fiscal 2010 as compared to the same period in fiscal 2009 primarily reflected the increase in classified and criticized assets as well as the ongoing evaluation of the Bank’s loan portfolio.  The provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the first quarter of fiscal 2010 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 112.6% and 86.0% at December 31, 2009 and September 30, 2009, respectively.

For the quarter ended December 31, 2009, non-interest income decreased $698,000 from $433,000 for the same period last year.  The decrease was primarily due to non-cash impairment charges aggregating $843,000 related to the determination that the decline in value of the Company’s $1.7 million investment in three pooled trust preferred securities and its $1.7 million investment in five private label collateralized mortgage obligations was other than temporary. Due to increasing levels of deferrals of interest payments and/or increasing levels of deferrals and defaults by the underlying issuers, the Company determined to record a pre-tax impairment charge with respect to pooled trust preferred securities totaling approximately $659,000.  In addition, it recorded a $536,000 pre-tax, non-credit-related impairment charge with respect to such securities as an adjustment to other comprehensive income.  Such charges reflected management’s assessment of the future of the estimated future cash flows of such securities. It also recorded an $184,000 credit-related non-cash impairment charge with respect to the private label collateralized mortgage obligations.  There was no non-credit-related charge recorded with respect to such securities for the quarter.

Non-interest expense increased $322,000 to $3.5 million for the quarter ended December 31, 2009 as compared to the same period last year.  The increase for the quarter ended December 31, 2009 was primarily due to merger-related expenses of $385,000 and a $118,000 increase in federal deposit insurance premiums, partially offset by decreases of $68,000 and $62,000 in salaries and employee benefits expense and advertising expense, respectively.

The Company incurred an income tax expense of $93,000 for the quarter ended December 31, 2008 as compared to an income tax benefit of $540,000 for the quarter ended December 31, 2009 reflecting the loss incurred for the quarter ended December 31, 2009 as compared to a small amount of net income for the same period last year.

Total assets of the Company decreased by $22.5 million, from $528.4 million at September 30, 2009 to $505.9 million at December 31, 2009. Loans receivable decreased by $6.0 million, from $306.6 million at September 30, 2009 to $300.6 million at December 31, 2009 primarily as a result of the Company’s experiencing repayments which outpaced originations within the single-family residential mortgage and home equity loan portfolios. Cash and cash equivalents decreased by $18.8 million to $28.9 million at December 31, 2009 from $47.7 million at September 30, 2009 primarily due to management’s decision to reduce overnight borrowings. Prepaid Federal Deposit Insurance Corporation (“FDIC”) assessments increased by $3.0 million from $0 at September 30, 2009 to $3.0 million at December 31, 2009 as a result of the FDIC’s adoption of regulations that require all insured institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth calendar quarter of 2009 and all of 2010, 2011 and 2012. Deposits increased slightly from $347.1 million at September 30, 2009 to $347.4 million at December 31, 2009. However, the composition of the deposit portfolio changed slightly from September 30, 2009 to December 31, 2009, with a decrease of $5.6 million in certificates of deposit offset by an increase of $5.9 million in core deposits. The decline in certificates of deposit was primarily due to management’s determination to allow the runoff of certificates of deposit bearing above-market rates that would have been renewed at lower rates had the certificates renewed at the Bank upon their maturity.

Stockholders' equity decreased $1.4 million from $33.6 million at September 30, 2009 to $32.2 million at December 31, 2009, primarily due to the net operating loss for the quarter ended December 31, 2009 of $1.3 million combined with a $182,000 decrease in accumulated other comprehensive income related to the Company’s available for sale investment securities.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions, the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations, the amount of the Company’s delinquent and non-accrual loans, troubled debt restructurings, other real estate owned and loan charge-offs; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the proposed merger with BMBC fails to be completed, or if completed, the anticipated benefits from the merger may not be fully realized due to, among other factors, the failure to combine the Company’s business with BMBC, the anticipated synergies not being achieved or the integration proves to be more difficult, time consuming or costly than expected; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

BMBC filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger of the Company with BMBC, and the Company has mailed a proxy statement/prospectus to its shareholders in connection with the transaction. The Company’s shareholders and investors are urged to read the proxy statement/prospectus because it contains important information about the Company, BMBC and the transaction. You may obtain a free copy of the proxy statement/prospectus as well as other filings containing information about BMBC, at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus, may also be obtained from the Company, by directing the request to First Keystone Financial, Inc., 22 West Media Street, Media, Pennsylvania 19063, Attention: Carol Walsh, Secretary, telephone (610) 565-6210. A free copy of the filings with the SEC by BMBC that are incorporated by reference in the proxy statement/prospectus can be obtained by directing the request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010, Attention: Robert Ricciardi, Secretary, telephone (610) 526−2059.

First Keystone Financial and its respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of First Keystone Financial in favor of the transaction. Information regarding the interests of the executive officers and directors of First Keystone Financial in the transaction is included in the proxy statement/prospectus.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2009	2008
Net interest income	$2,998	$2,821
Provision for loan losses	1,100	75
Non-interest income (loss)	(265)	433
Non-interest expense	3,453	3,132
Income (loss) before taxes	(1,820)	47
Income tax expense (benefit)	(540)	93
Net loss	(1,280)	(46)
Less: net income attributable to noncontrolling interest	(14)	(17)
Net loss attributable to First Keystone Financial, Inc.	$(1,294)	$(63)
Basic earnings per share	$(0.55)	$(0.03)
Diluted earnings per share	(0.55)	(0.03)
Number of shares outstanding at end of period	2,432,998	2,432,998
Weighted average basic shares outstanding	2,332,284	2,323,596
Weighted average diluted shares outstanding	2,332,284	2,323,596

FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	December 31,	September 30,
	2009	2009
Total assets	$505,942	$528,401
Loans receivable, net of loan loss allowance	300,555	306,600
Loan loss allowance	5,588	4,657
Investment and mortgage-related securities available for sale	113,964	113,761
Investment and mortgage-related securities held to maturity	20,544	21,963
Cash and cash equivalents	28,886	47,658
Deposits	347,436	347,124
Short-term borrowings	5,431	27,395
Other borrowings	102,651	102,653
Junior subordinated debt	11,648	11,646
Total stockholders' equity	32,287	33,720
Book value per share	$13.27	$13.86

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the
	Three Months Ended
	December 31,
	2009	2008
Return on average assets (1)	(1.00)%	(0.05)%
Return on average equity (1)	(15.27)%	(0.79)%
Interest rate spread (1)	2.43%	2.43%
Net interest margin (1)	2.47%	2.46%
Ratio of interest-earning assets to interest-bearing liabilities	101.62%	100.95%
Ratio of operating expenses to average assets (1)	2.68%	2.55%
Ratio of non-performing assets to total assets at end of period	1.26%	0.73%
Ratio of allowance for loan losses to gross loans receivable	1.83%	1.15%
Ratio of loan loss allowance to non-performing loans at end of period	112.55%	85.97%

(1)	Annualized.

CONTACT:    Hugh J. Garchinsky
President and Chief Executive Officer
(610) 565-6210